EXHIBIT 10.7

                         MANAGEMENT CONSULTING AGREEMENT


     THIS MANAGEMENT CONSULTING AGREEMENT (the "Agreement") is made and entered into as of March 24, 2003 (the "Effective Date"), between Can-Cal Resources, Ltd., a Nevada Corporation (the "Company"), whose principal place of business is 8221 Cretan Blue Lane, Las Vegas, Nevada, and Anthony F. Ciali, an individual (the "Executive"), whose address is 28 Lawrencia Drive, Lawrenceville, NJ 08648.

                                 R E C I T A L S

A. The Company is engaged in the exploration and development of mineral resource properties.

B. The Executive wishes to provide management consulting services to the Company, and the Company wishes to hire the Executive, subject to the terms and conditions of this Agreement.

C. The Executive, by virtue of his employment with the Company, will become familiar with and possessed with the manner, methods, trade secrets and other confidential information pertaining to the Company's Business.

     NOW, THEREFORE, in consideration of the mutual agreements herein made, and the exchange of good and valuable consideration, the exchange and receipt of which hereby is acknowledged by all parties, the Company and the Executive do hereby agree, as follows:

     1. Recitals. The above recitals are true, correct and are herein incorporated by reference.

     2. Employment. The Company hereby employs the Executive to provide management consulting services, initially, in the capacity of President of the Company, and the Executive shall also be appointed Chief Executive Officer of the Company (collectively, "Employment"), immediately following the filing, and acceptance, of the Company's 2002 Form 10-KSB with the Securities and Exchange Commission. The Executive hereby accepts such Employment, upon the terms and conditions hereinafter set forth. Further, the Executive shall be named a Director of the Company, following his appointment as Chief Executive Officer of the Company.

     3. Duration. The Employment shall be deemed to have commenced on the Effective Date and shall continue until terminated pursuant to Section 6 hereof.

     4.   Duties During Employment Period. The Executive will:

          a. Perform all the duties and exercise all the powers of his office and such other functions within the Company as the Company's Board of Directors (the "Board") may reasonably require to the best of his ability giving the Company the full benefit of his knowledge, expertise and technical skill and will comply with all lawful directions, given by or with the authority of the Board.

          b. Periodically travel to and work at those locations, including the Company's Las Vegas, NV office, as may be reasonably required for the proper fulfillment of his duties, provided that the Company shall not, without the Executive's prior written consent, require the Executive to relocate to any location other than the Executive's office in Lawrenceville, NJ.

     5.   Compensation and Other Benefits.

          (a) Management Fee. The Executive shall be paid a Management Fee (the "Fee"), payable monthly at a rate of $7,500 commencing with the Effective Date. The Fee shall be reviewed by the Board, and adjusted at the Board's sole discretion, on January 1, 2004, and annually thereafter, but any adjustment shall not be less than the rate of inflation during the previous twelve-month period, as measured by the U.S. Consumer Price Index.

          (b) Bonus. The Executive shall be entitled to an annual discretionary bonus, to be determined at the sole discretion of the Board. The bonus shall be payable to the Executive not later than thirty (30) days after each fiscal year end of the Company.

          (c) Vacation. During each fiscal year of the Company, the Executive shall be entitled to four (4) weeks of vacation time to be utilized, or accrued and carried over and utilized in the following year; provided however, that the Executive shall evidence reasonable judgment with regard to appropriate vacation scheduling.

          (d) Business Expense Reimbursement. The Executive shall be timely reimbursed for all business-related travel and entertainment expenses, and the Executive shall be entitled to receive proper and timely reimbursement for all reasonable, out-of-pocket expenses incurred directly by the Executive, including, but not limited to, telephone charges (land line and cellular) and office-related expenses (other than rent), provided he reports same with proper receipts.

          (e) Shares. The Company shall grant to the Executive, as of the Effective Date, an option to purchase 300,000 shares of Common Stock of the Company, priced at the average closing price of the Company's Common Stock, as quoted on the OTC BB, for the five trading days prior to the Effective Date. The option shall have a three-year term from the Effective Date of this Agreement

     6.   Consequences of Termination of Employment.

          a. Termination by the Company for Cause.

             (1) Notwithstanding Section 2, the Company may terminate the Employment for "Cause", as hereinafter defined, by giving written notice, which shall have immediate effect. The Executive shall continue to receive the Fee only for the period ending with the date of such termination as provided in this
Section 6(a). Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

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


              (2) The term "Cause" shall mean any of the following: (A) gross neglect or dereliction of the Executive's duties (excluding any period during which the Executive is Disabled, as hereinafter defined) or any other grave misconduct by the Executive or, if curable, the failure to cure such situation within thirty (30) days after receipt of notice thereof authorized by a majority of the directors of the Board; (B) the Executive engaging in conduct which he knows or should have known would cause, and has in fact caused, demonstrable and serious injury to the Company, monetary or otherwise, as evidenced by a written determination authorized by two-thirds of the Board; or (C) the Executive's conviction for a felony; excluding, however, a conviction involving the property of the Company based upon the Executive's good faith conduct reasonably believed to be in the best interests of the Company.

          b.   Termination by the Company Other than for Cause.

              (1) The foregoing notwithstanding, the Company may terminate the Executive's Employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 6(a) above, the Executive shall be provided with the termination benefits as described in Section 7.

          c.    Termination by the Executive.

              (1) The Executive shall have the right, at his sole discretion, to terminate his Employment with the Company if any of the following circumstances shall occur during the Executive's Employment, unless such circumstances are fully corrected prior to the effective date of the notice of termination given with respect thereof: (A) reduction in Fee; (B) assignment to the Executive of duties and authorities that, in his good faith judgment, are materially lesser in scope from those in effect from the date of this agreement; (C) there is a change in control of the Company involving 25% or more of the combined voting power of the then outstanding securities of the Company by any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of
1934); or (D) failure by a successor company to assume the obligations under the Agreement.

              (2) In the event the Executive terminates his Employment on his own volition, except as provided in Section 6(c)(1) of this Agreement, such termination shall constitute a voluntary termination, and, in such event, the Executive shall receive no further compensation.

     7. Termination Benefits. In the event the Executive terminates this Agreement pursuant to Section 6(c)(1) above, or the Company terminates this Agreement for any reason other than for Cause, as defined in Section 6(a)(2) above, then:

          a. The Executive shall be entitled to receive from the Company for a period of twelve (12) months from the effective date of the termination, all amounts that otherwise would have been paid to the Executive as a Fee at the monthly rate in effect immediately prior to such termination event (disregarding any reduction in such Fee giving rise to a termination of the Executive's Employment); and

          b. The Executive shall be deemed fully vested in any stock options granted under any stock option plans of the Company, including the options granted pursuant to Section 5(e), and payouts under any Company Profit Sharing Plans that would otherwise be forfeited upon the Executive's termination.

          c. If the Executive shall die or become disabled after the termination event, such death or disability shall not diminish or impair his (or his legal representatives' or other successors') right to receive the payments and benefits provided for in this Section 7.

          d. The provisions of this Section 7 shall not be affected by the commencement by the Executive of new employment after the termination.

     8. Duties upon Termination. Upon the termination of this Agreement, for whatever reason and howsoever arising or effected, the Executive shall forthwith (and in any event not later than fourteen (14) days after such termination):

          a. Deliver up to the Board all documents, statistics, accounts, memoranda, papers, records and other items of whatsoever nature or description which may be in his possession or control and relate in any way to the business or affairs of the Company and no such documents or other items, nor any part of copy thereof, shall be retained by him.

          b. Resign from any office or appointment held by him with the Company and transfer any share registered in his name as nominee for the Company and should he fail to do so, the Company is hereby irrevocably authorized in his name and on his behalf to sign and deliver every such resignation and transfer

     9. Non-Disclosure of Confidential Information.

          a. The Executive shall not at any time, either during or after the termination of this Agreement:

              (1) Disclose to any person not employed by the Company or any person not engaged to render services to the Company (except with the prior written consent of a majority of the members of the Board or an officer duly authorized by the Board), any confidential information or trade secrets relating to the Company or any of its business activities obtained by the Executive while employed by the Company if such disclosure would cause demonstrable injury, monetary or otherwise, to the Company or its business activities;

              (2) Engage in conduct, or promote others to engage in conduct, which would cause demonstrable injury, monetary or otherwise, to the Company or its business activities

          b. Not subject to the provisions of this section shall be any information which the Executive can show (1) at the time of disclosure, is in the public domain as evidenced by printed publication through no fault of the Executive; (2) by written documentation was in his possession at the time of disclosure and which was not acquired directly or indirectly from the Company; or (3) by written documentation was acquired, after disclosure, from a third party who did not receive it from the Company, and who had the right to disclose the information without any obligation to hold such information confidential.

     10. Covenant Not to Compete. The Executive acknowledges and recognizes the highly competitive nature of Company's Business and further acknowledges and recognizes that during the course of his Employment, the Executive will receive specific knowledge of the Company's Business, access to trade secrets and confidential information and participate in business and hiring decisions. The Executive acknowledges that Company is without an adequate remedy at law in the event this covenant is violated. The Executive further acknowledges that this covenant not to compete is an independent covenant within this Agreement. This covenant shall survive this Agreement and shall be treated as an independent covenant for the purposes of enforcement. Accordingly, the Executive agrees to the following:

          a. That for a period of twelve (12) months after termination of the Executive's Employment under this Agreement (the "Restricted Period"), the Executive will not, individually or in conjunction with others, directly or indirectly, engage in any activity competitive with the Company's business within a geographical area which is within three (3) miles of any exploration or operating mine site of the Company, other than on behalf of the Company and as agreed by the Company or except without the written consent of the Company.

          b. That during the Restricted Period, the Executive will not directly or indirectly recruit or solicit any employee or agent of the Company to discontinue such employment or agency relationship with the Company.

          c. That during the Restricted Period, the Executive will not interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company and any of the Company's clients, employees or agents.

          d. The employment of the Executive in a similar position with another company engaged in the same line of business shall not be prohibited by this Covenant not to Compete, so long as the Executive does not breach this Section 10.

     11. Remedies and Enforcement.

          a. The Executive acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of Sections 9 or 10 above would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Executive of any of the provisions of Sections 9 and 10 above, the Executive agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

          b. If the Executive violates the restrictions set forth in this Agreement, then the duration of the restrictions under Sections 9 or 10 above shall be extended for an amount of time equal to the number of days that the Executive violated the Agreement until the date that the Company obtains an order enjoining the Executive from said violation.

          c. In the event that, despite the express agreement of the Executive and the Company, any provision stated herein shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that the provision shall be interpreted to extend only over the maximum period of time for which it may be enforceable; and/or over the maximum extent in any and all other respects as to which it may be enforceable, all as determined by such court or tribunal.

          d. In the event that the Executive challenges this Agreement and an injunction is issued staying the implementation of the restrictions imposed herein, the time remaining on the restrictions shall be tolled until the challenge is resolved by final adjudication, settlement or otherwise, except that the time remaining on the restrictions shall not be tolled during any period in which the Executive is unemployed. If a court finds in favor of the Company, the restrictions will be imposed for the amount of time that remains on the restrictions at the time they were tolled, or at the time of the court's decision of the restrictions were not tolled, as the case may be.

          e. The Executive further acknowledges and agrees that in the event of a breach, or threatened breach of the provisions of Sections 9 and 10 above, the Company will suffer immediate and irreparable harm which said harm is presumed to occur, and that the Company shall be entitled to receive from a court of competent jurisdiction, a temporary restraining order with or without notice to the Executive, as well as the entry of a preliminary and permanent injunction. Said right to an injunction shall be in addition to and not in limitation of any other rights or remedies the Company may have for damages or otherwise.

          f. It is further expressly understood and agreed that the provisions of this Agreement shall apply whether this Agreement is terminated by the Company or the Executive or upon its expiration or termination.

          g. If the Executive breaches this provision and the Company seeks an injunction or other legal remedy to interpret or enforce this covenant, then the Executive agrees to pay all reasonable attorneys' fees and costs of the Company both for the trial and any appeal.

          h. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

     12. Agreement Renegotiation. The parties agree that the Agreement shall be subject to renegotiation on the three-month anniversary of the Agreement's Effective Date, based upon the good faith intention of the parties, subject to the financial condition of the Company at the time, to replace the Agreement with an Executive Employment Agreement, which would provide the Executive with:
(a) a monthly base salary, reflecting an increase in the monthly Fee then in effect, (b) employee-related executive benefits, including health and medical insurance, life and travel insurance, and an automobile lease allowance and reimbursement of related maintenance and operating expenses, and (c) a grant of stock options, as of the effective date of the Executive Employment Agreement. Should the Agreement not be replaced with an Executive Employment Agreement on the above noted three-month anniversary date, due to financial constraints of the Company, the parties agree to continue, in good faith, to attempt to renegotiate the Agreement on a monthly basis thereafter.

     13. Indemnification.

          a. The Company will defend, indemnify and hold the Executive harmless from liabilities, suits, judgments, fines, penalties or disabilities, including expenses associated directly therewith (e.g. legal fees, court costs, investigative costs, witness fees, etc.) resulting from any reasonable actions in good faith on behalf of the Company, to the fullest extent legally permitted, and in conjunction therewith, shall assure that all required expenditures are made by the company in a manner making it unnecessary for the Executive to incur any out of pocket expenses; provided, however, that the Executive permits the Company to select and supervise all personnel involved in such defense and that the Executive waive any conflicts of interest that such personnel may have as a result of also representing the Company or other Company personnel and agrees to hold them harmless from any matters involving such representation, except such as involve fraud or bad faith. The Company shall endeavor at all times to maintain error and omission insurance covering the Executive and the other officers and directors of the Company in amount of not less than One Million Dollars.

          b. If litigation is brought to enforce and interpret any provision in this Agreement, and the Executive is the prevailing party, the Company agrees to indemnify the Executive for his reasonable attorneys' fees and disbursements incurred in conjunction with such litigation, and agrees to pay pre-judgment interest on any money judgment obtained by him calculated at the prime rate interest rate in effect at JP Morgan Chase of New York from time to time, from the date that the payment(s) to him should have been made under this Agreement.

     14. Covenants as Essential Elements of this Agreement; Survival of Covenants. It is understood by and between the parties hereto that the foregoing covenants by the Executive contained in Sections 9 and 10 of this Agreement shall be construed to be agreements independent of any other element of the Executive's relationship with the Company. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties, shall not constitute a defense to the enforcement of the covenants in this Agreement against the Executive.

     15. Effect on Prior Agreements. This Agreement supersedes any and all prior or written agreements in their entirety between the parties, which shall be void and of no further force and effect after the date of this Agreement.

     16. Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested, by overnight delivery, by courier; or by confirmed telecopy, in the case of the Executive to the Executive's last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the introductory paragraph, or such other place as it may designate.

     17. Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

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



     18. Complete Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the contents hereof and supersedes all prior agreements and understandings between the parties with respect to such matters, whether written or oral. Neither this Agreement nor any term or provision hereof may be changed, waived, discharged or amended in any manner other than by an instrument in writing, signed by the party against which the enforcement of the change, waiver, discharge or amendment is sought.

     19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one agreement.

     20. Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns and shall not be assignable by the Executive. The Company shall require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company, by written agreement expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had occurred.

     21. Governing Law, Venue, Waiver of Jury Trial. This Agreement shall become valid when executed and accepted by Company. The parties agree that it shall be deemed made and entered into in the State of Nevada and shall be governed and construed under and in accordance with the laws of the State of Nevada without giving effect to any principles of conflicts of law.

     22. Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

     23. Survival. Any termination of this Agreement shall not affect the ongoing provisions of this Agreement, which shall survive such termination in accordance with their terms.

     24. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of Sections 8 or 9 hereof is unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the scope or duration of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

     25. Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.


     THE PARTIES TO THIS AGREEMENT HAVE READ THIS AGREEMENT, UNDERSTAND ITS TERMS AND CONDITIONS, HAVE HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL OF THEIR OWN CHOICE AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS.





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

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written:



                                            CAN-CAL RESOURCES LTD




                                            By: /s/  Ronald D. Sloan
                                               ---------------------------------
                                               RONALD D. SLOAN
                                               CHAIRMAN, PRESIDENT & DIRECTOR




By: /s/  Anthony F. Ciali
    -------------------------
    ANTHONY F. CIALI

                                  AMENDMENT TO
                         MANAGEMENT CONSULTING AGREEMENT



     Reference is made to the MANAGEMENT CONSULTING AGREEMENT (the "Agreement") made and entered into as of March 24, 2003, between Can-Cal Resources, Ltd., a Nevada Corporation (the "Company"), whose principal place of business is 8221 Cretan Blue Lane, Las Vegas, Nevada, and Anthony F. Ciali, an individual (the "Executive"), whose address is 28 Lawrencia Drive, Lawrenceville, NJ 08648.


                                 R E C I T A L S


A. The Executive was appointed President of the Company on March 24, 2003 and was appointed CEO and a Director of the Company on April 25, 2003.


B. The Executive, since joining the Company, has rendered invaluable services on behalf of the Company's future growth potential, which is acknowledged by the Company's Board of Directors.

     NOW, THEREFORE, in consideration of the mutual agreements herein made, and the exchange of good and valuable consideration, the exchange and receipt of which hereby is acknowledged by all parties, the Company and the Executive do hereby agree to amend Section 5 - Compensation and Other Benefits, Section 7 - Termination Benefits and Section 12 - Agreement Renegotiation of the Agreement (collectively, the "Amendment" of the Agreement), as of September 1, 2003 (the "Effective Date" of the Amendment), as follows:

     5.   Compensation and Other Benefits.

           (a) Management Fee. The Executive shall be paid a Management Fee (the "Fee"), payable monthly at a rate, of $10,000 as of September 1, 2003, with an automatic Fee increase to a monthly rate of $12,500 on January 1, 2004; thereafter, Fee increases shall be reviewed annually and awarded at the discretion of the Board but shall not be less than the rate of inflation during the previous twelve-month period, as measured by the U.S. Consumer Price Index.

           (b) Bonus. The Executive shall be entitled to an annual discretionary bonus, to be determined at the discretion of the Board of Directors, but which shall not be less than fifteen percent (15%) (the "Minimum Bonus") of the Executive's annualized Fee in effect as of the close of each fiscal year end of the Company. The bonus shall be payable to the Executive not later than thirty
(30) days after each fiscal year end of the Company.

           (c) Benefits. The Executive shall be reimbursed on a monthly basis for, at a minimum, the cost of private dental, medical, hospitalization, surgical and major medical insurance coverage for him and his wife and term life insurance in the amount of $100,000 and travel insurance coverage in the amount of $250,000.

           (d) Vacation. During each fiscal year of the Company, the Executive shall be entitled to four (4) weeks of vacation time to be utilized, or accrued and carried over and utilized in the following year; provided however, that the Executive shall evidence reasonable judgment with regard to appropriate vacation scheduling.

           (e) Automobile Lease Allowance. The Company shall provide the Executive with a monthly automobile lease allowance in the amount of $500 and shall reimburse the Executive for all reasonable expenses related to the operation of his vehicle, including maintenance, fuel costs and insurance.

           (f) Business Expense Reimbursement. The Executive shall be timely reimbursed for all business-related travel and entertainment expenses, and the Executive shall be entitled to receive proper and timely reimbursement for all reasonable, out-of-pocket expenses incurred directly by the Executive, provided he reports same with proper receipts.

           (g) Office. The Company shall reimburse the Executive for the costs of a Company office to be established by the Executive in the Lawrenceville, NJ region, including rent, telephone service and any other reasonable office-related charges.

           (h) Cellular Telephone. The Company shall pay all expenses associated with the Executive's use of a cellular telephone, including all charges for local and long-distance calls.

           (i) Shares. The Company shall grant to the Executive an option to purchase 500,000 shares of Common Stock of the Company pursuant to the 2003 Can-Cal Resources Ltd. Qualified Stock Option Plan (the "Plan"), immediately following approval of the Plan at the scheduled August 2003 Shareholders Meeting or any deferment of this meeting date. The option shall have a ten-year term from the date of grant.

     7. Termination Benefits. In the event the Executive terminates this Agreement pursuant to Section 6(c)(1) above, or the Company terminates this Agreement for any reason other than for Cause, as defined in Section 6(a)(2) above, then:

           a. The Executive shall be entitled to receive from the Company for a period of two (2) years from the effective date of the termination, the following:

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               (1) All amounts that otherwise would have been paid to the
Executive as a Fee at the annual rate in effect immediately prior to such termination event (disregarding any reduction in such rate giving rise to a termination of the Executive's Employment); and

               (2) Annual amounts equal to the bonus earned by the Executive during the fiscal year ended on or immediately before such termination event but in no event less than the Minimum Bonus based on the Fee at the annual rate in effect immediately prior to such termination event (disregarding any reduction in bonus giving rise to a termination of the Executive's Employment);

           b. The Executive's Employment shall nevertheless be deemed to continue during the two (2) year period referred to in Section 7(a) above, for purposes of determining: (i.) the benefits the Executive would be entitled to as provided in Section 5 (c), above, and (ii.) the monthly automobile lease allowance and expenses the Executive would be entitled to as provided in Section 5(e), above.

           c. The Executive shall be deemed fully vested in any stock options granted under any stock option plans of the Company and payouts under any Company Profit Sharing Plans that would otherwise be forfeited upon the Executive's termination.

           d. If the Executive shall die or become disabled after the termination event, such death or disability shall not diminish or impair his (or his legal representatives' or other successors') right to receive the payments and benefits provided for in this Section 7.

           e. The provisions of this Section 7 shall not be affected by the commencement by the Executive of new employment after the termination.



     12. Agreement Renegotiation. This Section of the Agreement shall be replaced in its entirety with the following revised Section 12:

     12.   Disability.

           a. Notwithstanding any other provision of this Agreement, the Executive may, during his Employment with the Company, terminate his Employment due to his disability ("Disability"), which shall mean that because of injury or sickness the Executive cannot perform each of the material duties of his regular occupation.

           b. Termination based on Disability requires that:

               (1) The Executive shall have furnished the Company with a written statement from a qualified doctor confirming that he is Disabled; and

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



               (2) The Executive shall have been under a doctor's care and unable to work for a period of at least six (6) consecutive months due to such Disability.

           c. If the Executive terminates his Employment pursuant to Section 12(a) and 12(b) above, or if his Employment is terminated by the Company at a time when he could have terminated his Employment for Disability pursuant to Sections 12(a) and 12(b) above, the Executive shall be entitled to receive from the Company the termination benefits as set forth in Section 7 above, except that the effective date for this purpose shall begin on the date of such termination and end on the earlier of: (1) twenty-four (24) months after the date of such termination, (2) the date the Executive attains age sixty five (65) or (3) the date the Executive ceases to be Disabled. At reasonable times following the effective date of a termination due to Disability, the Executive may be required to provide a written statement from a qualified doctor confirming that he continues to be Disabled.

           d. The payments to which the Executive shall be entitled under
Section 12(c) above shall be reduced by the amount of any benefits payable as a result of his Disability under any Long-Term Disability plan or program maintained by the Company, whether through insurance contracts or otherwise.

           e. The foregoing notwithstanding, in the event that while the Executive is Disabled, but before he has been so Disabled for a period of six
(6) months, the Executive's Employment is terminated by the Company, the Executive shall be entitled to receive from the Company the termination benefits as set forth in Section 7 above, except that the effective date for this purpose shall begin on the date of such termination and end on the earlier of: (1) twenty-four months (24) months after the date of such termination plus the number of months of said six-month period then remaining or (2) the date on which the Executive attains age sixty five (65).

           f. In the event that the Executive's Employment is terminated pursuant to this Section 12, the termination benefits described herein shall constitute full satisfaction of the Company's obligations, and there shall be no other benefits, under this Agreement.





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THE PARTIES TO THIS AMENDMENT HAVE READ THIS AMENDMENT, UNDERSTAND ITS TERMS AND
CONDITIONS, HAVE HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL OF
THEIR OWN CHOICE AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of July 25, 2003:


                                            CAN-CAL RESOURCES LTD.



                                            By: /s/  Ronald D. Sloan
                                                --------------------------------
                                                RONALD D. SLOAN
                                                CHAIRMAN & DIRECTOR



By: /s/  Anthony F. Ciali
    -------------------------
    ANTHONY F. CIALI
      EXECUTUVE




                                       5


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